Exhibit 10.16
SECOND AMENDMENT TO OFFICE LEASE
     THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is made as of the 27 day of February, 2008 by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (“Landlord”), and SCIQUEST, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant heretofore entered into that certain Office Lease dated May 17, 2005, as amended by that certain First Amendment to Office Lease dated February 21, 2008 (collectively, the “Lease”) for the lease of approximately 21,244 square feet of space, located at 6501 Weston Parkway, Suite 220, Cary, North Carolina, 27513, located within Weston Corporate Park, said space being more particularly described therein (the “Leased Premises”); and
     WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, grant Tenant the right to install one (1) satellite dish on the roof above the Leased Premises.
     NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Incorporation of Recitals and Definitions. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.
     2. Incorporation of Additional Article. The Lease is hereby amended by incorporating the following:
“Article 16.19. Rooftop Installation.
A. Roof Area. “Roof Area” shall mean the surface of the roof of the Building located directly above the Leased Premises.
B. Dish. “Dish” shall mean either or both of the one (1) satellite dish and related equipment.
C License of Roof Area. Provided (1) Tenant is not in Default under the Lease beyond any applicable cure period, (ii) Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, and (iii) Landlord, in its sole discretion, has space available on the Roof Area, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant’s use and not sold to or utilized in any manner by a third party. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.
D. Installation of the Dish.
     (i) The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant represents and warrants that the installation and maintenance of the Dish will not cause any damage to the structural portions of the Building. Tenant shall be responsible for repairing any such damages to the structure.
     (ii) Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. Tenant shall match as nearly as possible the color of the Dish to the existing facade of the Building. All cable runs, conduit and sleeving shall be installed in a good and workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (i) each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with the Tenant’s name, type of line, and circuit number.
     (iii) Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.
E. Roof Work. If, during the Lease Term, as same may be extended, Landlord needs to perform maintenance work to Landlord’s equipment on the roof of the Building or repair or replace the roof of the Building (“Roof Work”), Tenant agrees to cooperate and work with Landlord (at Tenant’s sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days’ notice to Tenant of Landlord’s intention to perform said work; except in the case of emergency Roof Work, in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant’s sole cost and expense or Tenant’s installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish that will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that that an alternative location will be available and, consequently, Landlord’s obligation to provide such alternative location is subject to the availability of such space. Under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation, including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.
F. Interference. Tenant shall not use the Roof Area or the Dish in any way that interferes with the use and enjoyment of the Property by: (i) Landlord, (ii) tenants or licensees of Landlord leasing or licensing space in the Building primarily for the same or similar use as a majority of the other tenants or licensees in the Building and which is consistent with the purpose for which the Building is operated (“Building Tenants”), or (iii) tenants or licensees of Landlord who commenced occupancy at the Building on a date which precedes the Dish Commencement Date, and who are leasing or licensing space from Landlord and using the Property as a communications transmitting or receiving site (“Existing Licensees”). The operation of the Dish shall not interfere with the maintenance or operation of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants. The operation of the Dish shall not interfere with radio or telecommunication equipment installed by telecommunication service providers at the Building prior to the Dish Commencement Date. Tenant shall indemnify Landlord and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from any such interference. Tenant agrees to cease all operations (except for testing as approved by Landlord) within twenty-four (24) hours of receipt of notice from Landlord of such interference and to continue to cease all operations until the interference has been corrected to the sole satisfaction of the Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from the Dish causing such interference. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Dish or Tenant’s use thereof.
G. Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.

H. Removal of the Dish upon Termination. Following any termination or expiration of the Lease, Tenant shall remove the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as existed prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within thirty (30) days after expiration or earlier termination of the Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned in which event the Dish shall become Landlord’s property. This subsection (H) shall survive the expiration or earlier termination of this Lease.
I. Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.
J. Tenant’s Right to Discontinue Use. Tenant reserves the right to discontinue its use of the Dish at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever, provided that Tenant gives thirty (30) days prior written notice thereof to Landlord.
K. Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees actually incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.”
     3. Brokers. Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.
     4. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.
     5. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.
(SIGNATURES CONTAINED ON THE FOLLOWING PAGE)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

LANDLORD: DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership
By:	Duke Realty Corporation,
its General Partner

By:	/s/ Jeffrey B. Sheehan
Jeffrey B. Sheehan
Senior Vice President Raleigh Operations

TENANT: SCIQUEST, INC., a Delaware corporation
By:	/s/ Jennifer Kaelin
	Name:	Jennifer Kaelin
	Title:	Chief Financial Officer

Attest:	/s/ Jon Tiller
	Name:	Jon Tiller
	Title:	Financial Analyst